Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of September 19, 2013 (this “Amendment”), is entered into among NAVIGANT CONSULTING, INC., a Delaware corporation (the “Company”), NAVIGANT CONSULTING (EUROPE) LIMITED, a corporation organized and existing under the laws of England and Wales (the “U.K. Borrower”), NAVIGANT CONSULTING LTD., a corporation organized and existing under the laws of the Province of Ontario (the “Canadian Borrower”, and together with the Company, the U.K. Borrower and certain other Foreign Subsidiaries of the Company party hereto pursuant to Section 2.15 of the Credit Agreement, the “Borrowers” and, each a “Borrower”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (defined below).

RECITALS

A. The Borrowers, the Guarantors, the Lenders and the Administrative Agent entered into that certain Credit Agreement, dated as of May 27, 2011 (as amended and modified from time to time, the “Credit Agreement”).

B. The parties hereto have agreed to amend the Credit Agreement as provided herein.

C. In consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT

1. Amendments.

(a) Section 1.01.

(i) The following definitions appearing in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

“Eurocurrency Base Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan,

(i) in the case of Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) in the case of Eurocurrency Rate Loan denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii) in the case of any other Eurocurrency Rate Loan denominated in a Non-LIBOR Quoted Currency (other than those specified above), the rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06; and

(b) for any interest calculation with respect to a Committed Loan or a Swing Line Loan that is a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in this definition of “Eurocurrency Base Rate” or with respect to any comparable or successor rate thereto.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Guarantors” means, collectively, (a) the Company (with respect to the Foreign Obligations), (b) each Significant Subsidiary of the Company identified as a “Guarantor” on the signature pages hereto, (c) each Person that joins as a Guarantor pursuant to Section 7.12 or otherwise, (d) with respect to (i) Obligations under any Swap Contract, (ii) Obligations under any Treasury Management Agreement and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Company, and (e) the successors and permitted assigns of the foregoing. Notwithstanding the foregoing, Navigant Capital Advisors, LLC shall not be required to become a Guarantor.

“Mandatory Cost” means any amount incurred periodically by any Lender during the term of this Agreement which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation or has its Facility Office by any Governmental Authority.

“Maturity Date” means September 19, 2018; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

(ii) The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty is or becomes illegal.

“Facility Office” means, with respect to any Lender, the office through which such Lender will perform its obligations under this Agreement.

“LIBOR” has the meaning specified in the definition of “Eurocurrency Base Rate”.

“LIBOR Quoted Currency” means Dollars and any Alternative Currency for which there is a published LIBOR rate with respect thereto, in each case as long as there is a published LIBOR rate with respect thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Specified Loan Party” has the meaning specified in Section 4.08.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

(b) Section 1.06. Subsections (a) and (c) of Section 1.06 of the Credit Agreement are hereby amended to read as follows:

(a) The Company may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that (i) such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and (ii) such requested currency shall only be a LIBOR Quoted

Currency to the extent that there is published LIBOR rate for such currency. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders that would be obligated to make Credit Extensions denominated in such requested currency; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

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(c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Revolving Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that a Eurocurrency Base Rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Base Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Base Rate for such currency and (ii) to the extent the definition of Eurocurrency Base Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Borrowings of Revolving Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent and the L/C Issuer may amend the definition of Eurocurrency Base Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Base Rate for such currency and (B) to the extent the definition of Eurocurrency Base Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

(c) Section 2.09. Clause (i) in Section 2.09(a) of the Credit Agreement is hereby amended to read as follows:

(i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate;

(d) Section 3.03. Section 3.03 of the Credit Agreement is hereby amended to read as follows:

(a) Committed Loans. If in connection with any request for a Committed Loan that is a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Committed Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Committed Loans that are Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Base Rate component of the Base Rate, the utilization of the Eurocurrency Base Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) Canadian Loans. If in connection with any request for a Canadian Loan that is a Eurocurrency Rate Loan or a BA Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits are not being offered to banks in the applicable interbank market for such currency for the applicable amount and Interest Period of such Canadian Loan or (B) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate or BA Rate for any requested Interest Period with respect to a proposed Canadian Loan or in connection (the “Impacted Canadian Loans” and collectively with the Impacted Committed Loans, the “Impacted Loans”) or (ii) the Administrative Agent or the Canadian Lender determine that for any reason the Eurocurrency Base Rate or the BA Rate for any requested Interest Period with respect to a proposed Canadian Loan does not adequately and fairly reflect the cost to the Canadian Lender of funding such Canadian Loan, the Canadian Lender will promptly so notify the Canadian Borrower and the Administrative Agent. Thereafter, the obligation of the Canadian Lender to make or maintain Eurocurrency Rate Loans or BA Rate Loans, as applicable, shall be suspended (to the extent of the affected Canadian Loans or Interest Periods) until the Canadian Lender revokes such notice. Upon receipt of such notice, the Canadian Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or BA Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(c) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) or (b)(i) of this Section, the Administrative Agent in consultation with the Company and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) or (b)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Company that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

(e) Section 3.04. Clauses (i) and (iii) of Section 3.04(a) of the Credit Agreement are hereby amended to read as follows:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, assessment or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or the L/C Issuer;

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(iii) [reserved]; or

(f) Section 3.04. A new Section 3.04(e) is hereby added to the Credit Agreement to read as follows:

(e) Mandatory Costs and Additional Reserve Requirements. If any Lender or L/C Issuer incurs any Mandatory Costs attributable to the Obligations, then from time to time the Company will pay to such Lender or the L/C Issuer, as the case may be, such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations. The Company shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement (excluding any such requirement reflected in the Eurocurrency Reserve Percentage) or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.

(g) Section 4.08. A new Section 4.08 is hereby added to the Credit Agreement immediately following Section 4.07 of the Credit Agreement to read as follows:

4.08 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

(h) Section 9.03. The following sentence is hereby added at the end of Section 9.03 of the Credit Agreement to read as follows:

Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

(i) Section 11.01. Section 11.01(a)(vi) of the Credit Agreement is hereby amended to read as follows:

(vi) amend Section 1.06 or the definitions of “Alternative Currency”, “LIBOR Quoted Currency” or “Non-LIBOR Quoted Currency” without the written consent of each Lender that is obligated to make Credit Extensions to the Borrowers in Alternative Currencies; or

(j) Schedule 1.01A. Schedule 1.01A of the Credit Agreement is hereby deleted.

2. Effectiveness; Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions precedent:

(a) Receipt by the Administrative Agent of copies of this Amendment duly executed by the Borrowers, the Guarantors and the Lenders.

(b) Receipt by the Administrative Agent of a certificate of a Responsible Officer of the Company, in form and substance reasonably satisfactory to the Administrative Agent, (i) certifying that the Organization Documents of each Loan Party delivered on the Closing Date have not been amended, supplemented or otherwise modified and remain in full force and effect as of the date hereof or, if such Organization Documents have changed, attaching copies thereof and (ii) attaching resolutions of each Loan Party approving and adopting this Amendment, the transactions contemplated herein and authorizing the execution and delivery of this Amendment and any documents, agreements or certificates related thereto and certifying that such resolutions have not been amended, supplemented or otherwise modified and remain in full force and effect as of the date hereof.

(c) Receipt by the Administrative Agent of such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(d) Receipt by the Administrative Agent of opinions of legal counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(e) Payment by the Loan Parties (i) to the Administrative Agent, an amendment fee for the account of each Lender delivering an executed counterpart of this Amendment to the Administrative Agent on or before 5:00 p.m. Central time on September 18, 2013, in an amount equal to 0.10% of such Lender’s Revolving Commitment and (ii) to the Administrative Agent and MLPFS, all fees due and payable to the Administrative Agent, MLPFS on the date hereof pursuant to the terms of that certain Engagement Letter dated as of August 30, 2013 between MLPFS and the Company.

(f) Payment by the Loan Parties of the reasonable out-of-pocket costs and expenses of the Administrative Agent, including without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC, incurred in connection with this Amendment, in each case to the extent invoiced in reasonable detail on or prior to the Business Day immediately preceding the date hereof.

3. Ratification of Credit Agreement. Each of the Loan Parties acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents, except as expressly amended by this Amendment. This Amendment shall constitute a Loan Document.

4. Authority/Enforceability. Each Loan Party represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Loan Party and constitutes such Loan Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such Loan Party of this Amendment, or, if such consent is required, it has been obtained.

(d) The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of such Loan Party’s Organization Documents or (ii) materially violate, contravene or conflict with any Laws applicable to such Loan Party or any of its Subsidiaries.

5. Representations and Warranties. Each Loan Party represents and warrants to the Lenders that after giving effect to this Amendment (a) the representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (b) no Default exists.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by facsimile or other secure electronic format shall be effective as an original.

7. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

8. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9. Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

10. Severability. If any provision of any of this Amendment is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

COMPANY:	NAVIGANT CONSULTING, INC.,
a Delaware corporation

	By:	/s/ Lucinda M. Baier
Name: Lucinda M. Baier
Title: Executive Vice President and Chief Financial Officer

U.K. BORROWER:	NAVIGANT CONSULTING (EUROPE) LIMITED,
a corporation organized and existing under the laws of England and Wales

	By:	/s/ Monica M. Weed
Name: Monica M. Weed
Title: Director

CANADIAN BORROWER:	NAVIGANT CONSULTING LTD.,
a corporation organized and existing under the laws of the Province of Ontario

	By:	/s/ Lucinda M. Baier
Name: Lucinda M. Baier
Title: Vice President

GUARANTORS:	NAVIGANT ECONOMICS, LLC,
a Delaware limited liability company

	By:	/s/ David E. Wartner
Name: David E. Wartner
Title: Vice President

NCI HEALTHCARE, LLC,
a Delaware limited liability company

	By:	/s/ David E. Wartner
Name: David E. Wartner
Title: Vice President

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Christine Trotter
Name: Christine Trotter
Title: Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer, Swing Line Lender and U.K. Swing Line Lender

	By:	/s/ Carlos Morales
Name: Carlos Morales
Title: SVP

BANK OF AMERICA, N.A. (CANADA BRANCH), as Canadian Lender

	By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

RBS CITIZENS, N.A., as Lender

	By:	/s/ R. Michael Newton
Name: R. Michael Newton
Title: Senior Vice President

U.S. BANK, NATIONAL ASSOCIATION, as Lender

	By:	/s/ Kathleen D. Schurr
Name: Kathleen D. Schurr
Title: Vice President

TD BANK, N.A., as Lender

	By:	/s/ Mark Hogan
Name: Mark Hogan
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Lender

	By:	/s/ Patrick Flaherty
Name: Patrick Flaherty
Title: Vice President

FIFTH THIRD BANK, as Lender

By:	/s/ S. Bradley McDougall
Name: S. Bradley McDougall
Title: Vice President

ASSOCIATED BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Brett Miller
Name: Brett Miller
Title: SVP

UNION BANK, N.A., as Lender

By:	/s/ Michael Gardner
Name: Michael Gardner
Title: Vice President

UNION BANK, CANADA BRANCH, as Lender

By:	/s/ Anne Collins
Name: Anne Collins
Title: Vice President

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Roger McDougal
Name: Roger McDougal
Title: Senior Vice President